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Exhibit 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129587 on Form S-8 of our report dated April 15, 2011 except for Notes 6 and 7 for which the date is June 22, 2010, relating to the 2009 consolidated financial statements of Amaru, Inc. and subsidiaries appearing in the Annual Report of Form 10-K of Amaru, Inc.

/s/ Mendoza Berger & Company, LLP

Irvine, California
April 15, 2011